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                                                                     EXHIBIT 5.3

                                              October 16, 1997


The Chase Manhattan Bank,
  as Depositary
450 West 33rd Street
15th Floor
New York, New York 10001

        Re: Exchange Note Global Receipt representing Senior Notes of
            Terra Nova Insurance (UK) Holdings plc
            ---------------------------------------------------------


Gentlemen:

        We refer to the registration statement to be filed on Form F-4/S-4 under the Securities Act of 1933, as amended (the "Registration Statement") relating to issuance of Global Receipts representing Senior Notes of Terra Nova Insurance
(UK) Holdings plc (the "Issuer") guaranteed by Terra Nova (Bermuda) Holdings Ltd. ("Bermuda Holdings") for which you act as Depositary. Terms used as defined, but not otherwise defined herein, have the meanings given to them in the Deposit and Custody Agreement dated as of August 26, 1997 among the Issuer, Bermuda Holdings, The Chase Manhattan Bank, as trustee, The Chase Manhattan Bank, as depositary and Chase Manhattan Bank Luxembourg S.A., as custodian (the "Deposit and Custody Agreement").

        We are of the opinion that when the Exchange Note Global Receipt has been duly executed, issued and delivered in accordance with the Deposit and Custody Agreement, the Exchange Note Global Receipt will be legally issued and the Exchange Note Global Receipt will entitle the holder thereof to the rights specified in the Exchange Note Global Receipt and in the Deposit and Custody Agreement.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. The foregoing opinion is also subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws of general applicability relating to or affecting the rights of creditors
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generally, and enforceability may be limited by general principles of equity
(regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (b) concepts of materiality, reasonableness, good faith and fair dealing and (c) possible judicial action giving effect to foreign governmental actions or foreign laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,

RWM/RBW